Exhibit 99.1

414 Nicollet Mall
Minneapolis, MN 55401

March 23, 2007

Xcel Energy Inc. Announces Pricing For Exchange Offer
Update to Exchange Offer Announced February 28, 2007

MINNEAPOLIS — Xcel Energy Inc. (NYSE: XEL) (the “Company”) announced today the pricing in connection with its exchange offer to refinance a portion of the Company’s outstanding long-term debt securities. The Company is offering to exchange up to $350 million aggregate principal amount of its 7% Senior Notes, Series due 2010 (the “Old Notes”). Holders of the Old Notes whose tenders are accepted will receive a new series of senior notes due April 1, 2017 (the “New Notes”).

The total exchange price for each $1,000 principal amount of the Old Notes tendered and accepted for exchange, using a yield of 4.818%, will be $1,072.50, consisting of $1,052.50 principal amount of New Notes plus, for those Holders who tendered prior to 5:00 p.m., New York City Time, on March 13, 2007, $20 in cash. The New Notes will bear interest from the settlement date, which is expected to be Friday, March 30, 2007, at a rate per year equal to 5.613%.

Holders who exchange their Old Notes will also receive accrued and unpaid interest on those Old Notes to, but not including, the settlement date, or $23.14 per $1,000 principal amount of the Old Notes accepted for exchange. New Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.  If, under the terms of the exchange offer, any tendering Holder is entitled to receive New Notes in a principal amount that is not an integral multiple of $1,000, the Company will round downward the amount of the New Notes to the nearest integral multiple of $1,000 and pay the difference in cash.

As of 5:00 p.m., New York City time, on March 22, 2007, approximately $240 million aggregate principal amount of outstanding Old Notes had been validly tendered for exchange. The Old Notes will be subject to proration so that the Company will only accept Old Notes with an aggregate principal amount up to $350 million.

The exchange offer will expire at 12:00 midnight, New York City time, on Tuesday, March 27, 2007, unless extended.

The exchange offer is only being made, and copies of the exchange offer documents are only being made available, to holders of Old Notes that have certified certain matters to Xcel Energy, including their status as either “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act of 1933, or persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act of 1933 (collectively, “Eligible Holders”). A confidential offering memorandum, dated February 28, 2007, was distributed to Eligible Holders and is available to Eligible Holders through the information agent, Global Bondholder Services Corporation, at 866-488-1500 or 212-430-3774.

The new notes have not been and will not be registered under the Securities Act of 1933 or any state securities laws. Therefore, the new notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws.

This news release does not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities and is issued pursuant to Rule 135c under the Securities Act of 1933. The exchange offer is being made only pursuant to a confidential offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

Xcel Energy is a major U.S. electricity and natural gas company with regulated operations in eight Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.3 million electricity customers and 1.8 million natural gas customers through its regulated operating companies. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

For more information, contact:
Paul A Johnson, Managing Director, Investor Relations   (612) 215-4535

News media inquiries please call Xcel Energy media relations   (612) 215-5300